QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

USA Interactive to Change Name to InterActiveCorp

        New York, NY—June 19, 2003—USA Interactive (Nasdaq: USAI) announced today that it is changing its name to InterActiveCorp ("IAC") effective June 23, 2003. The change follows a transformational year during which the Company contributed its USA Entertainment assets to a joint venture with Vivendi Universal, and announced agreements to acquire the minority interests of its three public subsidiaries—Ticketmaster, Expedia and Hotels.com. The result of these transactions is USA's emergence as a pure interactive commerce operating company.

        Barry Diller, Chairman and Chief Executive Officer of the Company, said: "We began as Silver King (a television broadcaster) and over these last 8 years, as we built the company up, we changed the Corporate name several times to reflect our leading business interests. We kept the USA name when we contributed our entertainment assets to a joint venture with Vivendi in 2002 knowing that it had limited descriptive value but at least would keep confusion to a minimum during the transition as well as being reluctant to make a name up out of some anagrammatic or other creative process."

        "Now that we have a clearly articulated business strategy, which is to be the world's largest and most profitable interactive commerce company by pursuing a multi-brand strategy, and have made real progress in simplifying our corporate and operating structure, we feel it is appropriate to drop the 'USA' from 'USA Interactive' and simply call ourselves InterActiveCorp, or the shorthand—IAC, which we hope over time people will identify as our Company. Although for awhile this may all be awkward for those that follow the Company, we really are serious about getting on with the building of what we believe can be a great and enduring enterprise under a name that most clearly reflects what we do."

        The Company's Internet address will be IAC.com and its ticker symbol will change from "USAI" to "IACI" on June 23, 2003. The Company will continue to trade on Nasdaq.

About the Company

        USA's operating businesses include Expedia, Inc. (Nasdaq: EXPE), which oversees Interval International and TV Travel Shop; Hotels.com (Nasdaq: ROOM); HSN; Ticketmaster, which oversees Evite and ReserveAmerica; Match.com, which oversees uDate.com; Entertainment Publications; Citysearch; Precision Response Corporation; and LendingTree (Nasdaq: TREE; transaction pending).

#    #    #

Contacts:
Ron Sato, Corporate Communications, 212/314-7254
Roger Clark/Lauren Rosenfield, Investor Relations, 212/314-7400

QuickLinks

  Exhibit 99.1
USA Interactive to Change Name to InterActiveCorp